TAL INTERNATIONAL GROUP, INC. REPORTS FIRST QUARTER 2014 RESULTS

Purchase, New York, April 23, 2014 – TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the first quarter ended March 31, 2014.

Highlights:

•	TAL reported Adjusted pre-tax income of $1.41 per fully diluted common share for the first quarter of 2014, a decrease of 13.5% from the first quarter of 2013.

•	TAL reported leasing revenues of $144.3 million for the first quarter of 2014, an increase of 5.2% from the first quarter of 2013.

•	TAL continues to operate at near peak utilization. Utilization averaged 97.1% for the first quarter of 2014.

•	TAL has purchased over $250 million in new and sale-leaseback containers for delivery in 2014.

•	TAL announced a quarterly dividend of $0.72 per share payable on June 24, 2014 to shareholders of record as of June 3, 2014.

Financial Results

The following table depicts TAL’s selected key financial information for the three months ended March 31, 2014 and 2013 (dollars in millions, except per share data):

	Three Months Ended March 31,
	2014	2013	% Change
Adjusted pre-tax income(1)	$47.5	$54.7	(13.2%)
Adjusted pre-tax income(1) per share	$1.41	$1.63	(13.5%)
Leasing revenues	$144.3	$137.2	5.2%
Adjusted EBITDA(1)	$141.0	$141.9	(0.6%)
Adjusted net income(1)	$31.0	$35.5	(12.7%)
Adjusted net income(1) per share	$0.92	$1.05	(12.4%)
Net income	$30.0	$37.5	(20.0%)
Net income per share	$0.89	$1.12	(20.5%)
Note: All per share data is per fully diluted common share.

The Company focuses on adjusted pre-tax results since it considers gains and losses on interest rate swaps and the write-off of deferred financing costs to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and anticipated future equipment purchases.

Operating Performance

“TAL achieved solid operational and financial results in the first quarter of 2014,” commented Brian M. Sondey, President and CEO of TAL International. “We continue to benefit from very high equipment utilization. Our utilization averaged 97.1% for the first quarter and also currently stands at 97.1%. Our high utilization is being driven by the strength of our lease portfolio and a generally favorable supply and demand balance for containers. We also continue to benefit from debt refinancing activity. Our average effective interest rate dropped to 3.85% in the first quarter of 2014, down almost a half percentage point from the same period last year.”

While TAL remained highly profitable in the first quarter of this year, our Adjusted pretax income decreased 13.2% from the first quarter of 2013, mainly due a $7.2 million reduction in our used container disposal gains. Our average used dry container sale prices decreased 19% from the first quarter of last year, and the number of high margin original TAL containers sold remains low due to our fleet demographics. TAL purchased few containers in the late 1990’s and early 2000’s, which are the container vintages currently targeted for sale. We have been supplementing our older fleet with containers purchased through sale lease-back transactions, but we have generally purchased these units for prices higher than the net book value of like-vintage original TAL containers, which reduces their disposal gains. In addition, we recognized a one-time disposal gain of $2.5 million in the first quarter of 2013 due to a customer declaring an unusually large number of containers lost. This was not repeated in the first quarter of this year.”

“Our market environment remains mixed. Leasing demand in early 2014 was better than expected, and we achieved unusually strong pick-up volumes in January. Activity slowed in February after the Lunar New Year, but pick-up activity has been improving again as we head into the second quarter. For the rest of the year, we expect leasing demand to be supported by moderate trade growth and a continued market share shift toward leasing. Most industry observers expect global containerized trade growth to improve slightly from last year, with Alphaliners currently projecting growth of 4.5% in 2014. We also expect many of our customers to remain cautious about purchasing large numbers of new containers, which restricts the overall production of containers and increases our new investment opportunities.”

“Lease pricing remains extremely aggressive. Low cost financing remains widely available to leasing companies, and many leasing companies continue to compete aggressively for new business despite the reduced investment returns. The aggressive market lease rates are currently impacting TAL mainly through reduced returns on our new investments, but if container prices and lease rates remain low for the next several years, we will face increased pressure from re-pricing on existing leases. Fortunately though, our lease expiration schedule is well staggered, and any lease re-pricing would be gradual. The average remaining duration on our long-term and finance leases covering the large volume of containers purchased in 2010 and 2011 is currently 45 months, and the overall average remaining duration for our long-term and finance lease portfolio is 44 months.”

Outlook

Mr. Sondey concluded, “We currently expect leasing demand to improve seasonally as we head into the middle of 2014. We expect our utilization to remain at a high level, and expect to have ongoing opportunities to invest in and grow our fleet. We also expect our used container disposal gains to stabilize due to seasonal demand and slower future reductions in used container sale prices. Additionally, we expect some further benefits from debt refinancing activities. As a result, we expect our Adjusted pretax income to increase slightly from the first quarter of 2014 to the second, and we currently expect that our financial performance will continue to improve slightly from the second quarter through the rest of the year.”

Dividend

TAL’s Board of Directors has approved and declared a $0.72 per share quarterly cash dividend on its issued and outstanding common stock, payable on June 24, 2014 to shareholders of record at the close of business on June 3, 2014. Based on the information available today, we believe this distribution will qualify as a return of capital rather than a taxable dividend for U.S. tax purposes. Investors should consult with a tax adviser to determine the proper tax treatment of this distribution.

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, April 24, 2014 to discuss its first quarter results. An archive of the Webcast will be available one hour after the live call through Friday, June 6, 2014. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world's largest lessors of intermodal freight containers and chassis with 17 offices in 11 countries and approximately 230 third-party container depot facilities in 40 countries. The Company's global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. TAL's fleet consists of approximately 1,295,000 containers and related equipment representing approximately 2,124,000 twenty-foot equivalent units (TEU). This places TAL among the world's largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

John Burns
Senior Vice President and Chief Financial Officer
Investor Relations
(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.'s business that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2014.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income, Adjusted EBITDA and Adjusted net income are non-GAAP measurements we believe are useful in evaluating our operating performance. The Company’s definition and calculation of Adjusted pre-tax income, Adjusted EBITDA and Adjusted net income are outlined in the attached schedules.

Please see page 9 for a detailed reconciliation of these financial measurements.
-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $946,558 and $910,713	$3,459,396	$3,414,904
Net investment in finance leases, net of allowances of $1,057 and $1,057	250,262	257,176
Equipment held for sale	55,371	58,042
Revenue earning assets	3,765,029	3,730,122
Unrestricted cash and cash equivalents	70,323	68,875
Restricted cash	31,235	29,126
Accounts receivable, net of allowances of $886 and $948	78,968	74,174
Goodwill	74,523	74,523
Deferred financing costs	29,271	29,087
Other assets	15,699	11,898
Fair value of derivative instruments	21,105	27,491
Total assets	$4,086,153	$4,045,296
LIABILITIES AND STOCKHOLDERS' EQUITY:
Equipment purchases payable	$95,068	$112,268
Fair value of derivative instruments	2,380	1,900
Accounts payable and other accrued expenses	50,813	63,022
Net deferred income tax liability	371,644	358,255
Debt	2,871,738	2,817,933
Total liabilities	3,391,643	3,353,378
Stockholders' equity:
Preferred stock, $0.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 37,006,614 and 36,858,778 shares issued respectively	37	37
Treasury stock, at cost, 3,011,843 shares	(37,535)	(37,535)
Additional paid-in capital	500,715	498,854
Accumulated earnings	225,922	220,492
Accumulated other comprehensive income	5,371	10,070
Total stockholders' equity	694,510	691,918
Total liabilities and stockholders' equity	$4,086,153	$4,045,296

TAL INTERNATIONAL GROUP, INC.
Consolidated Statements of Income
(Dollars and shares in thousands, except earnings per share)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues:
Leasing revenues:
Operating leases	$139,330	$134,054
Finance leases	4,953	3,098
Total leasing revenues	144,283	137,152
Equipment trading revenues	12,487	18,286
Management fee income	450	619
Other revenues	34	18
Total revenues	157,254	156,075
Operating expenses (income):
Equipment trading expenses	10,839	15,611
Direct operating expenses	8,682	5,962
Administrative expenses	11,832	11,904
Depreciation and amortization	53,803	49,317
Provision (reversal) for doubtful accounts	31	(82)
Net (gain) on sale of leasing equipment	(3,096)	(10,261)
Total operating expenses	82,091	72,451
Operating income	75,163	83,624
Other expenses:
Interest and debt expense	27,619	28,883
Write-off of deferred financing costs	1,170	—
Net loss (gain) on interest rate swaps	373	(3,152)
Total other expenses	29,162	25,731
Income before income taxes	46,001	57,893
Income tax expense	15,990	20,373
Net income	$30,011	$37,520
Net income per common share—Basic	$0.89	$1.12
Net income per common share—Diluted	$0.89	$1.12
Cash dividends paid per common share	$0.72	$0.64
Weighted average number of common shares outstanding—Basic	33,608	33,469
Dilutive stock options and restricted stock	168	172
Weighted average number of common shares outstanding—Diluted	33,776	33,641

TAL INTERNATIONAL GROUP, INC.
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income	$30,011	$37,520
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,803	49,317
Amortization of deferred financing costs	1,922	1,683
Amortization of net loss on terminated derivative instruments designated as cash flow hedges	715	783
Net (gain) on sale of leasing equipment	(3,096)	(10,261)
Net loss (gain) on interest rate swaps	373	(3,152)
Write-off of deferred financing costs	1,170	—
Deferred income taxes	15,990	20,310
Stock compensation charge	1,808	1,857
Changes in operating assets and liabilities:
Net equipment purchased for resale activity	(8,677)	(18,835)
Net realized loss on interest rate swaps terminated prior to their contractual maturities	(1,670)	—
Other changes in operating assets and liabilities	(17,918)	(12,763)
Net cash provided by operating activities	74,431	66,459
Cash flows from investing activities:
Purchases of leasing equipment and investments in finance leases	(148,622)	(195,221)
Proceeds from sale of equipment, net of selling costs	39,461	37,352
Cash collections on finance lease receivables, net of income earned	12,004	8,951
Other	25	(316)
Net cash (used in) investing activities	(97,132)	(149,234)
Cash flows from financing activities:
Stock options exercised and stock related activity	(51)	(304)
Financing fees paid under debt facilities	(3,276)	(7,527)
Borrowings under debt facilities	356,017	549,207
Payments under debt facilities and capital lease obligations	(302,231)	(441,475)
Decrease (increase) in restricted cash	(2,109)	(2,686)
Common stock dividends paid	(24,201)	(21,429)
Net cash provided by financing activities	24,149	75,786
Net increase (decrease) in unrestricted cash and cash equivalents	$1,448	$(6,989)
Unrestricted cash and cash equivalents, beginning of period	68,875	65,843
Unrestricted cash and cash equivalents, end of period	$70,323	$58,854
Supplemental non-cash investing activities:
Equipment purchases payable	$95,068	$74,163

The following table sets forth TAL’s equipment fleet utilization(1) as of and for the quarter ended March 31, 2014:

Average and Ending Utilization for the Quarter Ended March 31, 2014
Average Utilization	Ending Utilization
97.1%	96.9%

(1)	Utilization is computed by dividing TAL’s total units on lease (in CEUs) by the total units in TAL’s fleet (in CEUs) excluding new units not yet leased and off-hire units designated for sale.

The following table provides the composition of TAL’s equipment fleet as of March 31, 2014 (in units, TEUs and cost equivalent units, or “CEUs”):

	March 31, 2014
	Equipment Fleet in Units			Equipment Fleet in TEUs
	Owned	Managed	Total	Owned	Managed	Total
Dry	1,094,422	17,500	1,111,922	1,769,678	30,967	1,800,645
Refrigerated	66,462	57	66,519	126,973	101	127,074
Special	55,273	1,353	56,626	99,937	2,294	102,231
Tank	8,317	—	8,317	8,317	—	8,317
Chassis	13,720	—	13,720	24,496	—	24,496
Equipment leasing fleet	1,238,194	18,910	1,257,104	2,029,401	33,362	2,062,763
Equipment trading fleet	37,438	—	37,438	61,465	—	61,465
Total	1,275,632	18,910	1,294,542	2,090,866	33,362	2,124,228
Percentage	98.5%	1.5%	100.0%	98.4%	1.6%	100.0%

	March 31, 2014
	Equipment Fleet in CEUs
	Owned	Managed	Total
Total	2,646,846	29,994	2,676,840
Percentage	98.9%	1.1%	100.0%

Non-GAAP Financial Measures

We use the terms "EBITDA", “Adjusted EBITDA”, "Adjusted pre-tax income" and "Adjusted net income" throughout this press release.

EBITDA is defined as net income before interest and debt expense, income tax expense, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding gains and losses on interest rate swaps, plus principal payments on finance leases.

Adjusted pre-tax income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted pre-tax income excludes gains and losses on interest rate swaps and the write-off of deferred financing costs. Adjusted net income is defined as net income further adjusted for the items discussed above, net of income tax.

EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income are not presentations made in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with U.S. GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income are useful to an investor in evaluating our operating performance because:

-- these measures are widely used by securities analysts and investors to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, and gains and losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired;

-- these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

-- these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three months ended March 31, 2014 and 2013.

We have also provided reconciliations of income before income taxes and net income, the most directly comparable U.S. GAAP measures, to Adjusted pre-tax income and Adjusted net income in the tables below for the three months ended March 31, 2014 and 2013.

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA (Dollars in Thousands)
	Three Months Ended March 31,
	2014	2013
Net income	$30,011	$37,520
Add:
Depreciation and amortization	53,803	49,317
Interest and debt expense	27,619	28,883
Write-off of deferred financing costs	1,170	—
Income tax expense	15,990	20,373
EBITDA	128,593	136,093
Add:
Net loss (gain) on interest rate swaps	373	(3,152)
Principal payments on finance lease	12,004	8,951
Adjusted EBITDA	$140,970	$141,892

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income (Dollars and Shares in Thousands, Except Per Share Data)
	Three Months Ended March 31,
	2014	2013
Income before income taxes	$46,001	$57,893
Add:
Write-off of deferred financing costs	1,170	—
Net loss (gain) on interest rate swaps	373	(3,152)
Adjusted pre-tax income	$47,544	$54,741
Adjusted pre-tax income per fully diluted common share	$1.41	$1.63
Weighted average number of common shares outstanding—Diluted	33,776	33,641

	Three Months Ended March 31,
	2014	2013
Net income	$30,011	$37,520
Add:
Write-off of deferred financing costs, net of tax(a)	763	—
Net loss (gain) on interest rate swaps, net of tax(a)	243	(2,043)
Adjusted net income(a)	$31,017	$35,477
Adjusted net income per fully diluted common share	$0.92	$1.05
Weighted average number of common shares outstanding—Diluted	33,776	33,641

(a) The differences between Adjusted net income and reported net income in the three months ended March 31, 2014 and 2013 were due to net losses and gains on interest rate swaps, and the write-off of deferred financing costs in the three months ended March 31, 2014. TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates more closely matches the expected duration of TAL’s lease portfolio.